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                                                                      EXHIBIT 11

CARNIVAL CORPORATION
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
(In thousands, except per share data)
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
                                                                     THREE MONTHS ENDED FEBRUARY 28,
                                                                     -------------------------------
                                                                       1995                 1994
                                                                       ----                 ----
Net income                                                             $67,552             $65,051
Adjustments to net income for the
purpose of computing fully diluted
earnings per share:
    Interest reduction from assumed conversion of
    4.5% Convertible Subordinated Notes                                  1,385               1,385
                                                                       -------             -------
Adjusted net income                                                    $68,937             $66,436
                                                                       =======             =======



Weighted average shares
outstanding                                                            282,826             282,674

Adjustments to weighted
average shares outstanding for the
purpose of computing fully diluted
earnings per share:
    Additional shares issuable upon assumed
    conversion of 4.5% Convertible
    Subordinated Notes                                                   6,618               6,618
                                                                       -------             -------
Adjusted weighted average
shares outstanding                                                     289,444             289,292
                                                                       =======             =======

Earnings per share:
Primary                                                                  $0.24               $0.23
Fully Diluted*                                                           $0.24               $0.23
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*In accordance with Accounting Principles Board Opinion No. 15, the Company does not present fully diluted EPS in its financial statements because the
Company's convertible securities are anti-dilutive or result in a less than 3%
dilution for the periods presented.